SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: November 18, 2002

FEDERATED DEPARTMENT STORES, INC.

7 West Seventh Street, Cincinnati, Ohio 45202
(513) 579-7000

-and-

151 West 34th Street, New York, New York 10001
(212) 494-1602

Delaware	1-13536	13-3324058

(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Item 9.	Regulation FD Disclosure

Federated Department Stores, Inc., today posted the following weekly sales update on its internet website.

“This is the update for the second week of November 2002, including sales from Sunday November 10th through Saturday November 16th. The fiscal month of November runs from November 3rd through November 30th this year and the combined November/December period runs through January 4th.

We expect comp store sales for the combined November/December period to be flat to down –2.5%. While the calendar shift will make judging sales difficult until the end of December, we are expecting comp store sales in November to be down in the range of –2.5% to –4.5%, reflecting a later Thanksgiving this year, while December comp store sales are expected to be up 1% to down –2%.

Sales in the second week of November were disappointing. However, we still expect to achieve our comp store sales forecast for the November/December period.

The informational statements contained in this release are the exclusive property of Federated and may not be reproduced, in whole or in part, in any manner, without the prior written consent of Federated.

This release contains certain forward-looking statements that reflect current views of the financial performance and future events of Federated. The words “expect”, “plan”, “anticipate”, “believe” and other similar expressions identify forward-looking statements. Any such forward-looking statements are subject to risks and uncertainties. Future results of the operations of Federated could differ materially from historical results or current expectations due to a variety of factors that affect the company, including competitive pressures from specialty stores, general merchandise stores, manufacturers’ outlets, off-price and discount stores, new and established forms of home shopping (including the Internet, mail-order catalogues and television) and general consumer spending levels, including the impact of the availability and level of consumer debt, and the effect of weather.”

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FEDERATED DEPARTMENT STORES, INC.

Dated:	November 18, 2002	By: /s/ Dennis J. Broderick Name: Dennis J. Broderick Title: Senior Vice President, General Counsel and Secretary